Exhibit 99.1

U.S. GAS & ELECTRIC AND MVC CAPITAL

ACCEPT ALTERNATIVE OFFER

AND TERMINATE AGREEMENT WITH EQUUS

MVC Reaffirms Commitment

to Support Equus in Pursuing a Transformative Reorganization

HOUSTON, TX – May 30, 2017 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) today announced that U.S. Gas & Electric, Inc. (“USG&E”) and its controlling shareholder MVC Capital, Inc. (“MVC”) have terminated the Stock Purchase Agreement and Plan of Merger, dated April 24, 2017 (“Merger Agreement”), between Equus, certain shareholders of USG&E, and MVC as the representative of the selling USG&E stockholders.

On May 30, 2017, USG&E and MVC notified Equus that it had accepted a proposal from Crius Energy Trust, that was considered by the respective boards of directors of USG&E and MVC to constitute a “Superior Proposal” (as such term is defined in the Merger Agreement) to the terms and conditions of the Merger Agreement, and accordingly provided Equus with a notice of termination. Pursuant to the Merger Agreement, USG&E paid Equus a termination fee of $2.5 million. Notwithstanding the termination, Equus intends to pursue other merger and acquisition opportunities seeking to complete its plan of “reorganization”, within the meaning of Section 2(a)(33) of the Investment Company Act of 1940.

“While we regret that we will not conclude the acquisition of U.S. Gas & Electric,” stated John Hardy, Chief Executive Officer of Equus. “Nevertheless, we remain committed to achieving a transformative reorganization for the benefit of Equus and its shareholders.”

“As the Company’s largest shareholder, we reaffirm our commitment to support Equus in pursuing a transformative transaction to become an operating company” stated Michael Tokarz, the Chairman & Portfolio Manager of MVC. “We fully support Equus and its management in sourcing, identifying and evaluating prospective companies to achieve this strategic objective.”

About Equus

Equus is presently a business development company (BDC) that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information about Equus can be obtained from its website at www.equuscap.com.

Forward-Looking Statements

This press release contains certain forward-looking statements regarding possible future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, our ability to conclude our plan of reorganization and complete the transactions contemplated thereby, the performance of our existing portfolio investments, the other risks and uncertainties described herein, as well as those contained in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.

Contacts:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486